GLADSTONE CAPITAL CORPORATION

Up to $100,000,000

of Common Stock

AMENDED AND RESTATED

EQUITY DISTRIBUTION AGREEMENT

July 28, 2023

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

HUNTINGTON SECURITIES, INC.

41 South High Street

Columbus, OH 43287

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated as of May 10, 2021 and amended on August 5, 2022 (the “Original Agreement”), by and among Gladstone Capital Corporation, a corporation organized under the laws of Maryland (the “Company”), Gladstone Management Corporation, a Delaware corporation registered as an investment adviser (the “Adviser”), Gladstone Administration, LLC, a Delaware limited liability company (the “Administrator”), and Jefferies LLC, pursuant to which the Company proposed to issue and sell through Jefferies LLC, from time to time during the term of the Original Agreement, on the terms and subject to the conditions set forth in the Original Agreement, shares of common stock of the Company, par value $0.001 per share. The Company, the Adviser, the Administrator, Jefferies LLC and Huntington Securities, Inc. (each individually an “Agent” and collectively, the “Agents”) wish to amend and restate the Original Agreement in its entirety as provided hereby.

The Company, the Adviser and the Administrator confirm their agreement (this “Agreement”) with the Agents, as follows:

1. Issuance and Sale of Shares. The Company proposes to issue and sell through the Agents, as sales agents shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $100,000,000, on the terms set forth in Section 4 of this Agreement. For the avoidance of doubt, the aggregate offering price of Shares that may be sold collectively pursuant to this Agreement and the Original Agreement, shall not exceed $100 million. The issuance and sale of Shares through the Agents will be effected pursuant to the Registration Statement (as defined below).

The Company has entered into a fourth amended and restated investment advisory and management agreement, dated as of April 12, 2022 (the “Investment Advisory Agreement”), with the Adviser. The Company has entered into an administration agreement, dated as of October 1, 2006 (the “Administration Agreement”), with the Administrator.

The Company has filed, pursuant to the 1933 Act, with the Commission a registration statement on Form N-2 (File No. 333-261398), which registers the offer and sale of certain securities to be issued from time to time by the Company, including the Shares.

The registration statement as amended, including the exhibits and schedules thereto, at its most recent effective date and any post-effective amendment thereto, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424 and deemed to be part of such registration statement pursuant to Rule 430B is hereinafter referred to as the “Registration Statement.” The Company may file one or more registration statements after the date hereof which may be referred to as the Registration Statement, only to the extent that such registration statement relates to the Common Stock offered and sold pursuant to this Agreement. The prospectus included in the Registration Statement at its most recent effective date is hereinafter referred to as the “Base Prospectus.” The Company has prepared and will file with the Commission in accordance with Rule 424, a prospectus supplement (the “Prospectus Supplement”) supplementing the Base Prospectus in connection with offers and sales of the Shares. The Base Prospectus and the most recent Prospectus Supplement (and any supplements thereto) filed with the Commission pursuant to Rule 424 are hereinafter referred to collectively as the “Prospectus.”

All references in this Agreement to the Registration Statement, the Prospectus or any amendments or supplements to either of the foregoing, shall include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). All references in this Agreement to the Registration Statement, the Prospectus or any amendments or supplements to either of the foregoing, shall be deemed to mean and include, without limitation, the filing of any document under the Exchange Act which is incorporated by reference in or otherwise a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date.

2. Representations and Warranties of the Company. The Company, the Adviser and the Administrator, jointly and severally, represent and warrant to and agree with the Agents as of the date hereof, as of each Applicable Time, and as of each Settlement Date, as follows:

(a)

(i) The Company meets the requirements for use of Form N-2 under the 1933 Act. The Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act, and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

(ii) At the respective times the Registration Statement, and any post-effective amendment thereto, became effective, the Registration Statement, and all post-effective amendments thereto complied and will comply in all material respects with the requirements of the 1933 Act, and (excluding any post-effective amendment for the purpose of filing exhibits thereto) did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, at the respective times the Prospectus or any such amendment or supplement was issued, and as of the date hereof, as of each Applicable Time and as of each Settlement Date, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not include statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Agents for use in the Registration Statement or Prospectus it being understood and agreed that the only such information furnished to the Company in writing by the Agents consists of the information described in Section 8(b) below.

(iii) At the respective times the Prospectus was filed, as of the date hereof, as of each Applicable Time and as of each Settlement Date, it complied and will comply in all material respects with the 1933 Act, and if filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the 1933 Act), will be substantially identical to the copy thereof delivered to the Agents for use in connection with the applicable offering.

(iv) The documents (other than exhibits) incorporated by reference in each of the Registration Statement and the Prospectus, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents (other than exhibits) so filed and incorporated by reference in the Registration Statement and the Prospectus, when such documents are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading

(b) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland, with corporate power and authority to own or lease its properties and conduct its business as currently carried on and described in the Registration Statement and the Prospectus and is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification, and each of the Company’s consolidated subsidiaries other than those entities which would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X (collectively, the “Subsidiaries”) has been duly organized and is validly existing as a limited liability company or corporation in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own or lease its properties and conduct its business as currently carried on and described in the Registration Statement and the Prospectus and is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification, except where the failure of the Company and the Subsidiaries to be so qualified or in good standing or have such power or authority would not (i) have, individually or in the aggregate, a material adverse effect on the earnings, business, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole, or (ii) prevent the consummation of the transactions contemplated hereby (the occurrence of any such effect or any such prevention described in the foregoing clauses (i) and (ii) being referred to as a “Company Material Adverse Effect”). The outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are wholly-owned by the Company or another Subsidiary free and clear of all liens, encumbrances and equities and claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or ownership interests in the Subsidiaries are outstanding. As of the most recent calendar quarter end, the Company did not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than those corporations or other entities listed in the Company’s most recent consolidated schedule of investments incorporated by reference into the Registration Statement and the Prospectus (each, a “Portfolio Company” and collectively, the “Portfolio Companies”) and the subsidiaries listed in Item 28 of the Registration Statement. Except as otherwise disclosed in the Registration Statement and the Prospectus, as of the respective dates set forth therein, the Company does not control (as such term is defined in Section 2(a)(9) of the 1940 Act) any of the Portfolio Companies.

(c) The outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable; the Shares to be issued and sold by the Company hereunder have been duly authorized and when issued and paid for as contemplated herein will be validly issued, fully paid and non-assessable; and no preemptive rights of stockholders exist with respect to any of the Shares or the issue and sale thereof. Neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock.

(d) All of the Shares conform to the description thereof contained in the Registration Statement and the Prospectus in all material respects. The form of certificates for the Shares conforms to the corporate law of the jurisdiction of the Company’s incorporation and to any requirements of the Company’s organizational documents. Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise specifically stated therein or in this Agreement or as would not reasonably be expected to result in a Company Material Adverse Effect, the Company has not: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money; or (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock, other than distributions in amounts materially consistent with past practice.

(e) The Company has duly authorized, executed and delivered and currently is a party to or payee with respect to the promissory notes and other agreements evidencing the investments described in the Registration Statement and the Prospectus under the caption “Portfolio Companies” (each a “Portfolio Company Agreement”). Except as otherwise disclosed in the Registration Statement and the Prospectus, and to the Company’s knowledge, each Portfolio Company is current in all material respects with all its obligations under the applicable Portfolio Company Agreements, no event of default (or a default which with the giving of notice or the passage of time would become an event of default) has occurred under such agreements, except to the extent that any such failure to be current in its obligations and any such default would not reasonably be expected to result in a Company Material Adverse Effect.

(f) The Company has not, directly or indirectly, distributed and will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement and the Prospectus or other materials, if any and with the prior approval of the Agent, permitted by the 1933 Act or the 1940 Act.

(g) The consolidated financial statements of the Company and the Subsidiaries, together with related notes and schedules as set forth or incorporated by reference in the Registration Statement and the Prospectus, present fairly in all material respects the financial position and the results of operations and cash flows of the Company and the Subsidiaries, as of the indicated dates and for the indicated periods. Such financial statements and related schedules have been prepared in accordance with generally accepted principles of accounting (“GAAP”), consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. Any summary and selected consolidated financial and statistical data included in the Registration Statement and the Prospectus present fairly the information shown therein and such data, if provided, have been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company. All disclosures contained in the Registration Statement and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the 1933 Act) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable. The Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 810, not disclosed in the Registration Statement and the Prospectus. There are no financial statements (historical or pro forma) that are required to be included in the Registration Statement or the Prospectus that are not included as required.

(h) Any audited consolidated financial statements of a Portfolio Company, together with related notes and schedules, included in the Registration Statement and the Prospectus, present fairly in all material respects the financial position and the results of operations and cash flows of such Portfolio Company, as of the indicated dates and for the indicated periods. Such audited consolidated financial statements and related schedules have been prepared in accordance with GAAP, consistently applied throughout the periods involved, except as disclosed therein.

(i) PricewaterhouseCoopers, LLP, who has audited and certified certain of the financial statements incorporated by reference in the Registration Statement and the Prospectus, and whose reports with respect to the financial statements of the Company and its Subsidiaries are incorporated by reference in the Registration Statement and the Prospectus, is an independent registered public accounting firm with respect to the Company and the Subsidiaries within the meaning of the 1933 Act and the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

(j) Except as disclosed in the Registration Statement and the Prospectus, neither the Company nor any of the Subsidiaries is aware of (i) any material weakness in its internal control over financial reporting or (ii) any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(k) Solely to the extent that the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Commission and the Nasdaq Global Select Market (“Nasdaq”) thereunder (collectively, the “Sarbanes-Oxley Act”) have been applicable to the Company, there is and has been no failure on the part of the Company to comply with any applicable provision of the Sarbanes-Oxley Act that would have a Company Material Adverse Effect.

(l) There is no action, suit, claim or proceeding pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries before any court or administrative agency or otherwise which if determined adversely to the Company or any of the Subsidiaries would have a Company Material Adverse Effect, except as set forth in the Registration Statement and the Prospectus.

(m) The Company and the Subsidiaries have good and marketable title to all of the properties and assets reflected in the consolidated financial statements hereinabove described or described in the Registration Statement and the Prospectus, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those reflected in such financial statements or described in the Registration Statement and the Prospectus or which are not material in amount. Except as described in the Registration Statement and the Prospectus, the Company and the Subsidiaries are not party to any leases, except for such leases entered into after the date as of which information is set forth in the Prospectus and that would not be reasonably likely to result in a Company Material Adverse Effect.

(n) The Company and the Subsidiaries have filed all Federal, State, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP, other than as set forth or contemplated in the Registration Statement and the Prospectus, and except where the failure to so file or pay would not have a Company Material Adverse Effect. All tax liabilities have been adequately provided for in the financial statements of the Company, and the Company does not know of any actual or proposed additional material tax assessments.

(o) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any Company Material Adverse Effect. There has not been any material transaction entered into or any material transaction that is probable of being entered into by the Company or the Subsidiaries, other than transactions in the ordinary course of business and changes and transactions described in the Registration Statement and the Prospectus. The Company and the Subsidiaries have no material contingent obligations which are not disclosed in the Company’s financial statements which are included in the Registration Statement and the Prospectus, except for such obligations entered into after the date as of which information is set forth in the Prospectus and that would not be reasonably likely to result in a Company Material Adverse Effect.

(p) Neither the Company nor any of the Subsidiaries is or, with the giving of notice or lapse of time or both, will be as of each Representation Date (as defined herein), each Applicable Time and each Settlement Date, (i) in violation of its charter or certificate or articles of incorporation (as amended, restated or supplemented), bylaws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, (ii) in violation of or in default under any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound or (iii) in violation of any law, order, rule or regulation, judgment, order, writ or decree applicable to the Company or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, and, solely with respect to clauses (ii) and (iii), which violation or default would have a Company Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated and the fulfillment of the terms hereof will not conflict with or result in a breach of (i) any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound, (ii) or of the articles of incorporation or bylaws of the Company or (iii) any law, order, rule or regulation, judgment, order, writ or decree applicable to the Company or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, except with respect to clauses (i) and (iii) for such conflicts, breaches, defaults or violations as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(q) The execution and delivery of, and the performance by the Company of its obligations under, this Agreement, the Investment Advisory Agreement and the Administration Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company, and each of this Agreement, the Investment Advisory Agreement and the Administration Agreement has been duly executed and delivered by the Company. The Investment Advisory Agreement and the Administration Agreement are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefore may be brought.

(r) Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated (except (i) the post-effective amendment to the Registration Statement adding certain documents related to the offering of the Shares as exhibits thereto and (ii) such additional steps as may be (x) required by the Financial Industry Regulatory Authority (“FINRA”), (y) required by Nasdaq in connection with the listing of the Shares or (z) necessary to qualify the Shares for public offering by the Agents under state securities or Blue Sky laws) has been obtained or made and is in full force and effect.

(s) The Company and each of the Subsidiaries hold all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of their businesses as described in the Registration Statement and the Prospectus, except where the failure to hold such licenses, certificates or permits would not have a Company Material Adverse Effect; the Company and the Subsidiaries each own or possess rights to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (“Intellectual Property”) necessary to carry on their businesses as described in the Registration Statement and the Prospectus in all material respects; none of the Company or any of the Subsidiaries has infringed, and none of the Company or the Subsidiaries has received notice of conflict with, any Intellectual Property of any other person or entity, which infringement or conflict would reasonably be expected to result in a Company Material Adverse Effect. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or any of its officers, directors or employees or otherwise in violation of the rights of any persons; none of the Company has received any written or oral communications alleging that the Company has violated, infringed or conflicted with, or, by conducting its business as set forth in the Registration Statement and the Prospectus, would violate, infringe or conflict with, any of the Intellectual Property of any other person or entity, except for such violations, infringements or conflicts that would not have a Company Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus and except as would not reasonably be expected to result in a Company Material Adverse Effect, none of the Company knows of any infringement by others of Intellectual Property owned by or licensed to the Company.

(t) Neither the Company, nor to the Company’s knowledge, any of its affiliates, has taken or will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of shares of Common Stock to facilitate the sale or resale of the Shares.

(u) The terms of the Investment Advisory Agreement and the Administration Agreement, including compensation terms, comply in all material respects with all applicable provisions of the 1940 Act and the Advisers Act, as applicable, and the approvals by the board of directors and the Company’s stockholders, as applicable, of the Investment Advisory Agreement have been obtained in accordance with the requirements of Section 15 of the 1940 Act applicable to companies that have elected to be regulated as business development companies under the 1940 Act.

(v) The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act); the Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Exchange Act, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(x) The statistical, industry-related and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate as of the dates presented, and such data agree with the sources from which they are derived.

(y) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable money laundering statutes of all jurisdictions in which the Company and its consolidated subsidiaries conduct business, and the applicable rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any or its consolidated subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(z) Neither the Company nor any of its Subsidiaries, nor, any director or officer of the Company or its consolidated subsidiaries, nor to the knowledge of the Company, any agent, employee or representative of the Company or its Subsidiaries, or other person acting on behalf of the Company or its consolidated subsidiaries is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its consolidated subsidiaries located, organized or resident in a country or territory that is the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria, the Crimea Region and the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the so called Donetsk People’s Republic and the so called Luhansk People’s Republic (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any unlawful activities of or business with any person that, at the time of such funding or facilitation, is the target of Sanctions, (ii) to fund or facilitate any unlawful activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the target of Sanctions or with any Sanctioned Country.

(aa) The Company and each of the Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as it deems is adequate for the conduct of their respective business and the value of their respective properties and as is customary for companies engaged in similar businesses.

(bb) Each of the Company and each Subsidiary is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company and each Subsidiary would have any liability; the Company and each Subsidiary has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company or any Subsidiary would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification.

(cc) To the Company’s knowledge, there are no affiliations or associations between any member of FINRA and any of the Company’s officers, directors or 5% or greater securityholders, except as set forth in the Registration Statement and the Prospectus.

(dd) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and the Shares, when issued, will be approved for quotation on Nasdaq upon notice of issuance, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Company received any notification that the Nasdaq is contemplating terminating such registration or listing. The Company has continued to satisfy, in all material respects, all applicable requirements for listing the Shares for trading on Nasdaq.

(ee) There are no relationships or related-party transactions involving the Company or any of the Subsidiaries or any other person required to be described in the Registration Statement or the Prospectus which have not been described as required.

(ff) Neither the Company nor any of the Subsidiaries has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law which violation is required to be disclosed in the Registration Statement and the Prospectus.

(gg) As of the date hereof, there are no outstanding personal loans made, directly or indirectly, by the Company to any director or executive officer of the Company.

(hh) Any advertising, sales literature or other promotional material (including “prospectus wrappers,” “road show slides” and “road show scripts” and “electronic road show presentations”) authorized in writing by or prepared by the Company to be used in connection with the public offering of the Shares (collectively, “Sales Material”) do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. Moreover, all Sales Material comply and will comply in all material respects with the applicable requirements of the 1933 Act, the 1940 Act, and the rules and interpretations of FINRA to the extent applicable to the Company (except that this representation and warranty does not apply to statements in or omissions from the Sales Material made in reliance upon and in conformity with information relating to the Agents furnished to the Company by the Agents expressly for use therein).

(ii) Except as disclosed in the Registration Statement and the Prospectus, as required to comply with the 1940 Act, as required to comply with the Fifth Amended and Restated Credit Agreement, dated as of May 1, 2015, by and among Gladstone Business Loan, LLC, as borrower, the Adviser, as servicer, the lenders and managing agents named therein, and Keybank National Association, as administrative agent, as the same may be as amended and/or restated from time to time, and for such prohibitions that would not reasonably be expected to result in a Company Material Adverse Effect, no Subsidiary, other than Gladstone Business Loan LLC, is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary.

(jj) None of the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or affiliate of the Company nor any director, officer, agent or affiliate of any Subsidiary of the Company nor, to the knowledge of the Company, any employee of any Subsidiary of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the any applicable anti-bribery or anti-corruption laws, and the Company, the Company’s Subsidiaries and their respective affiliates have conducted their businesses in compliance with any applicable anti-bribery or anti-corruption laws and have instituted, maintained and enforced and will continue to maintain and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(kk) The Company and its Subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, access for disabled persons, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any Environmental Laws, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Company Material Adverse Effect, except as set forth in or contemplated in the Registration Statement and the Prospectus. Except as set forth in the Registration Statement and the Prospectus, neither the Company nor any of the Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ll) The Company has elected to be regulated as a business development company under the 1940 Act and has filed with the Commission, pursuant to Section 54(a) of the 1940 Act, a duly completed and executed Form N-54A (the “Company BDC Election”); the Company has not filed with the Commission any notice of withdrawal of the Company BDC Election pursuant to Section 54(c) of the 1940 Act; the Company BDC Election remains in full force and effect, and, to the Company’s actual knowledge, no order of suspension or revocation of such election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the Commission. The operations of the Company are in compliance with the provisions of the 1940 Act applicable to business development companies, except where such non-compliance would not reasonably be expected to result in a Company Material Adverse Effect.

(mm) The Company is currently organized and operates in compliance in all material respects with the requirements to be taxed as, and has duly elected to be taxed as (which election has not been revoked), a regulated investment company under Subchapter M of the Code. The Company intends to direct the investment of the net proceeds received by it from the sale of the Shares in the manner specified in the Registration Statement and the Prospectus under the caption “Use of Proceeds” and in such a manner as to continue to comply with the requirements of Subchapter M of the Code.

(nn) There are no contracts or documents that are required to be described in the Registration Statement and the Prospectus or to be filed as exhibits to the Registration Statement by the 1933 Act or the 1940 Act that have not been so described and filed as required. All descriptions of contracts or documents described in the Registration Statement and the Prospectus are accurate and complete in all material respects. Notwithstanding the foregoing, as of the date of this Agreement, the Company has not filed this Agreement or the opinion of Maryland Counsel (as defined below) with respect to the legality of the Shares as exhibits to the Registration Statement, although all such exhibits will be timely filed by post-effective amendment pursuant to Rule 462(d) under the 1933 Act.

(oo) Except as disclosed in the Registration Statement and the Prospectus (i) no person is serving or acting as an officer, director or investment adviser of the Company, except in accordance with the provisions of the 1940 Act and the Advisers Act, and (ii) to the knowledge of the Company, no director of the Company is an “interested person” (as defined in the 1940 Act) of the Company or an “affiliated person” (as defined in the 1940 Act) of the Agent.

(pp) The Company’s information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and the Subsidiaries as currently conducted. The Company has implemented and maintains commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all material IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with its business, and there have been no known breaches, violations, outages or unauthorized uses of or accesses to same, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Subsidiaries are presently in compliance in all material respects with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Any certificate signed by any officer of the Company and delivered to the Agents or to counsel for the Agents shall be deemed a representation and warranty by the Company to the Agents as to the matters covered thereby.

3. Representations and Warranties of the Adviser and the Administrator. The Adviser and the Administrator, jointly and severally, represent and warrant to the Agents as of the date hereof, as of each Applicable Time and as of each Settlement Date, and agree with the Agents as follows:

(a) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, there has been no material adverse change in the financial condition, or in the earnings, business affairs, operations or regulatory status of the Adviser or the Administrator or any of their respective subsidiaries, whether or not arising in the ordinary course of business, that would reasonably be expected to result in a Company Material Adverse Effect, or would otherwise reasonably be expected to prevent the Adviser from carrying out its obligations under the Investment Advisory Agreement (an “Adviser Material Adverse Effect”) or would otherwise reasonably be expected to prevent the Administrator from carrying out its obligations under the Administration Agreement (an “Administrator Material Adverse Effect”).

(b) Each of the Adviser and the Administrator and each of their respective subsidiaries has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under this Agreement; the Adviser has the corporate power and authority to execute and deliver and perform its obligations under the Investment Advisory Agreement; the Administrator has the limited liability company power and authority to execute and deliver and perform its obligations under the Administration Agreement; and each of the Adviser and the Administrator and their respective subsidiaries is duly qualified to transact business as a foreign entity and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of ownership or leasing of its property or the conduct of business, except where the failure to qualify or be in good standing would not otherwise reasonably be expected to result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable.

(c) The Adviser is duly registered with the Commission as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act or the 1940 Act from acting under the Investment Advisory Agreement for the Company as contemplated by the Registration Statement and the Prospectus. There does not exist any proceeding or, to the Adviser’s knowledge, any facts or circumstances the existence of which could reasonably be expected to lead to any proceeding, which might adversely affect the registration of the Adviser with the Commission.

(d) There is no action, suit or proceeding or, to the knowledge of the Adviser or the Administrator or any of their respective subsidiaries, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Adviser or the Administrator, threatened, against or affecting the Adviser or the Administrator which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which would reasonably be expected to result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Investment Advisory Agreement or the Administration Agreement; the aggregate of all pending legal or governmental proceedings to which the Adviser is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement and/or the Prospectus, including ordinary routine litigation incidental to their business, would not reasonably be expected to result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable.

(e) Neither the Adviser nor the Administrator nor any of their respective subsidiaries is in violation of its organizational or governing documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Adviser or Administrator is a party or by which it or any of them may be bound, or to which any of the property or assets of the Adviser or Administrator is subject (collectively, the “Adviser And Administrator Agreements”), or in violation of any law, statute, rule, regulation, judgment, order or decree except for such violations or defaults that would not reasonably be expected to result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable; and the execution, delivery and performance of this Agreement, the Investment Advisory Agreement and the Administration Agreement and the consummation of the transactions contemplated herein and therein and in the Registration Statement and compliance by the Adviser and the Administrator with their respective obligations hereunder and under the Investment Advisory Agreement and the Administration Agreement do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Adviser or the

Administrator pursuant to the Adviser And Administrator Agreements except for such violations or defaults that would not reasonably be expected to result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable, nor will such action result in any violation of the provisions of the certificate of incorporation or the limited liability company operating agreement of the Adviser or Administrator, respectively; nor will such action result in any violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Adviser or Administrator or any of their respective assets, properties or operations except for such violations that would not reasonably be expected to result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable.

(f) This Agreement, the Investment Advisory Agreement and the Administration Agreement have been duly authorized, executed and delivered by the Adviser or the Administrator, as applicable. This Agreement, the Investment Advisory Agreement and the Administration Agreement are valid and binding obligations of the Adviser or the Administrator, as applicable, enforceable against them in accordance with their terms, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally, (ii) general principles of equity and the discretion of the court before which any proceeding therefore may be brought, and (iii) the indemnification provisions of certain agreements may be limited by federal or state securities laws or public policy considerations in respect thereof.

(g) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Adviser or the Administrator of their respective obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement (including the use of the proceeds from the sale of the Shares as described in the Registration Statement and the Prospectus under the caption “Use of Proceeds”), except such as have been already obtained under the 1933 Act and the 1940 Act.

(h) The descriptions of the Adviser and of the Administrator contained in the Registration Statement and the Prospectus do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(i) The Adviser and the Administrator each possess such licenses issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by each of them (“Governmental Licenses”), except where the failure so to possess would not reasonably be expected to, singly or in the aggregate, result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable; the Adviser and the Administrator are each in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable; and neither the Adviser nor the Administrator has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable.

(j) Neither the Adviser nor the Administrator is aware that (i) any executive, key employee or significant group of employees of the Company, if any, the Adviser or the Administrator, as applicable, plans to terminate employment with the Company, the Adviser or the Administrator or (ii) any such executive or key employee is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Company or the Adviser except where such termination or violation would not reasonably be expected to have an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, as applicable.

(k) The Adviser and the Administrator hold all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of their businesses as described in the Registration Statement and the Prospectus, except where the failure to hold such licenses, certificates or permits would not result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect; the Adviser and the Administrator each own or possess rights to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (“Adviser and Administrator Intellectual Property”) necessary to carry on their businesses as described in the Registration Statement and the Prospectus in all material respects; none of the Adviser, the Administrator or any of their subsidiaries has infringed, and none of the Adviser, the Administrator or their subsidiaries has received notice of conflict with, any Adviser and Administrator Intellectual Property of any other person or entity, which infringement or conflict would reasonably be expected to result in an Adviser Material Adverse Effect or Administrator Material Adverse Effect. None of the technology employed by the Adviser or the Administrator has been obtained or is being used by the Adviser or the Administrator in violation of any contractual obligation binding on the Adviser, the Administrator, or any of their respective officers, directors or employees or otherwise in violation of the rights of any persons; neither of the Adviser or the Administrator has received any written or oral communications alleging that they have violated, infringed or conflicted with, or, by conducting its business as set forth in the Registration Statement and the Prospectus, would violate, infringe or conflict with, any of the Adviser and Administrator Intellectual Property of any other person or entity, except for such violations, infringements or conflicts that would not have an Adviser Material Adverse Effect or an Administrator Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus and except as would not reasonably be expected to result in an Adviser Material Adverse Effect or an Administrator Material Adverse Effect, neither of the Adviser or the Administrator knows of any infringement by others of Adviser and Administrator Intellectual Property owned by or licensed to the Adviser or the Administrator.

(l) Each of the Adviser and the Administrator is in compliance in all material respects with all presently applicable provisions of ERISA; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Adviser and the Administrator would have any liability; the Adviser and the Administrator has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Code; and each “pension plan” for which the Adviser and the Administrator would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification.

(m) None of the Adviser, the Administrator, nor any of its subsidiaries, nor any director, officer, agent, employee or affiliate of the Adviser or the Administrator, nor any director, officer, agent or affiliate of any subsidiary of the Adviser or the Administrator nor, to the knowledge of the Adviser or the Administrator, any employee of any subsidiary of the Adviser or the Administrator is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of FCPA, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the any applicable anti-bribery or anti-corruption laws, and the Adviser, the Administrator, and their respective subsidiaries and affiliates have conducted their businesses in compliance with any applicable anti-bribery or anti-corruption laws and have instituted, maintained and enforced and will continue to maintain and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Any certificate signed by any officer of the Adviser or the Administrator and delivered to the Agents or to counsel for the Agents shall be deemed a representation and warranty by the Adviser or the Administrator (as applicable), to the Agents as to the matters covered thereby.

4. Sale and Delivery of Shares.

(a) Subject to the terms and conditions set forth herein, the Company agrees to issue and sell through the Agents acting as sales agents, and the Agents agree to use their commercially reasonable efforts to sell as sales agents for the Company, the Shares. The Shares may be offered and sold (A) in negotiated transactions or in block transactions, in each case, with the consent of the Company or (B) by any other method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on Nasdaq or sales made into any other existing trading market of the Common Stock (such transactions are hereinafter referred to as “At the Market Offerings”). Nothing in this Agreement shall be deemed to require either party to agree to the method of offer and sale specified in the preceding sentence, and (except as specified in clause (A) above) the method of placement of any Shares by the Agents shall be at the Agents’ discretion.

Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it will notify an Agent (the “Designated Agent”) by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires Shares to be sold, which shall at a minimum include the number of Shares to be offered, the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Schedule I. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule II (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from the Designated Agent set forth on Schedule II, as such Schedule II may be amended from time to time. If the Designated Agent wishes to accept such proposed terms included in the Placement Notice (which it may decline to do so for any reason in its sole discretion) or, following discussion with the Company, wishes to propose modified terms, the Designated Agent will, prior to 4:30 p.m. (New York City time) or, if later, within three hours after receipt of the Placement Notice, on the same Business Day on which such Placement Notice is delivered to the Designated Agent, issue to the Company a notice by email (or other method mutually agreed to in writing by the parties) addressed to all of the individuals from the Company and the Designated Agent set forth on Schedule II) accepting such terms (the “Agent Acceptance”) or setting forth the terms that the Designated Agent is willing to accept. Where the terms provided in the Placement Notice are proposed to be modified as provided for in the immediately preceding sentence, such terms will not be binding on the Company or the Designated Agent until the Company delivers to the Designated Agent an acceptance by email (or other method mutually agreed to in writing by the parties) of all of the terms of such Placement Notice, as proposed to be modified (the “Company Acceptance” and, whichever of it or the Agent Acceptance becomes effective, the “Acceptance”), which email or other communication shall be addressed to all of the individuals from the Company and the Designated Agent set forth on Schedule II and must be delivered not later than 6:00 p.m. (New York City time) or, if later, within three hours after receipt of the modified terms proposed by the Designated Agent, on the same Business Day. The Placement Notice shall be effective upon receipt by the Company of the Designated Agent Acceptance or, if modified as provided above, upon receipt by the Designated Agent of the Company Acceptance, as the case may be, unless and until (i) the entire amount of the Shares covered by the Acceptance have been sold, (ii) in accordance with the notice requirements set forth in Section 4(c), the Company suspends or terminates the Placement Notice, (iii) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (iv) this Agreement has been terminated under the provisions of Section 9. It is expressly acknowledged and agreed that neither the Company nor the Designated Agent will have any obligation whatsoever with respect to a Placement unless and until the Company delivers a Placement Notice to the Designated Agent and there occurs with respect thereto either (i) an Agent Acceptance or (ii) a Company Acceptance pursuant to the terms set forth above, and then only upon the terms specified in the relevant Acceptance and herein. In the event of a conflict between the terms of this Agreement and the terms of an Acceptance, the terms of the Acceptance will control. Subject to the terms and conditions hereof, upon the existence of an Acceptance, the Designated Agent shall use its commercially reasonable efforts to sell as sales agent Shares designated in the Acceptance up to the amount specified, and otherwise in accordance with the terms of such Acceptance. The Company and the Designated Agent each acknowledge and agree that (A) there can be no assurance that the Designated Agent will be successful in selling Shares and (B) the Designated Agent will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Designated Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required by this Agreement.

(b) Notwithstanding the foregoing, the Company shall not authorize the issuance and sale of, and the Designated Agent as sales agent shall not be permitted to sell, any Shares (i) at a price lower than the minimum price therefor authorized from time to time, or (ii) in a number in excess of the number of Shares authorized from time to time to be issued and sold under this Agreement, in each case, by the Board, or a duly authorized committee thereof, and as set forth in the applicable Acceptance. In addition, the Company or the Designated Agent may, upon notice to the other party hereto by telephone (confirmed promptly by telecopy or email to all of the individuals of the other party set forth on Schedule II, which confirmation will be promptly acknowledged by the receiving party) suspend or refuse to undertake any sale of Shares designated in such Acceptance for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to Shares sold hereunder prior to the giving of such notice. Each of the parties hereto agrees that no such notice shall be effective against the other unless it originates from an individual named on Schedule II and is made to the individuals of the other party named on Schedule II hereto in accordance with this Section 4, as such Schedule may be amended from time to time.

(c) The gross sales price of any Shares sold pursuant to this Agreement by the Designated Agent acting as sales agent of the Company shall be the market price prevailing at the time of sale for shares of the Company’s Common Stock sold by the Designated Agent on Nasdaq or otherwise, at prices relating to prevailing market prices or at negotiated prices. The compensation payable to the Designated Agent for sales of Shares with respect to which the Designated Agent acts as sales agent shall be a maximum of 2.0% of the gross sales price of the Shares for amounts of Shares sold pursuant to this Agreement. In lieu of the Company paying all compensation payable to the Designated Agent for the sale of the Shares pursuant to this Agreement, the Adviser reserves the right to pay any portion of such compensation in its sole discretion. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental, regulatory or self-regulatory organization in respect of such sales, shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”). The Designated Agent shall notify the Company as promptly as practicable if any deduction referenced in the preceding sentence will be required.

(d) The Designated Agent shall provide written confirmation to the Company following the close of trading on Nasdaq each day in which Shares are sold under this Agreement setting forth the number of Shares sold on such day, the aggregate gross sales proceeds of the Shares, the Net Proceeds to the Company and the compensation payable by the Company to the Designated Agent with respect to such sales. For the avoidance of doubt, such written confirmation will be provided to the Company no later than the opening of trading on the immediately following trading day on Nasdaq.

(e) Under no circumstances shall the aggregate offering price or number, as the case may be, of Shares sold pursuant to this Agreement exceed the aggregate offering price or number, as the case may be, of Shares of Common Stock (i) set forth in Section 1 of this Agreement, (ii) available for issuance under the Prospectus and the then currently effective Registration Statement, or (iii) authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Designated Agent in writing. In addition, under no circumstances shall any Shares with respect to which the Designated Agent acts as sales agent be sold at a price lower than the minimum price therefor authorized from time to time by the Company’s Board, or a duly authorized committee thereof, and notified to the Designated Agent in writing as set forth in the applicable Placement Notice. If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party. The Designated Agent shall calculate and provide in writing to the Company, on a monthly basis, the average daily trading volume (as defined in Rule 100 of Regulation M under the Exchange Act) of the Common Stock.

(f) Settlement for sales of Shares pursuant to this Section 4 and made in accordance with the terms of the applicable Acceptance will occur on the second business day that is also a trading day for Nasdaq (other than a day on which Nasdaq is scheduled to close prior to its regular weekday closing time) following the trade date on which such sales are made, unless another date shall be agreed to by the Company and the Designated Agent, and in each case, in accordance with the applicable rules and regulations (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the Designated Agent for settlement on such date shall be delivered by the Company or its transfer agent to the Designated Agent against payment of the Net Proceeds from the sale of such Shares. Settlement for all Shares shall be effected by book-entry delivery of Shares to the Agent’s account at The Depository Trust Company against payments by the Designated Agent of the Net Proceeds from the sale of such Shares in same day funds delivered to an account designated by the Company. If the Company shall default on its obligation to deliver Shares on any Settlement Date pursuant to this Agreement, the Company shall (i) indemnify and hold the Designated Agent harmless against any loss, claim or damage arising from or as a result of such default by the Company and (ii) pay the Designated Agent any commission to which it would otherwise be entitled absent such default.

(g) At each Applicable Time, each Settlement Date and each Representation Date (as such term is defined in Section 6(n) herein), the Company, the Adviser and the Administrator, as applicable, shall be deemed to have affirmed each representation and warranty contained in this Agreement. The obligation of the Designated Agent to use its commercially reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 4 of this Agreement.

(h) Except as may be mutually agreed by the Company and the Designated Agent, the Company and the Designated Agent agree that no sales of Shares shall take place, and the Company shall not request the sale of any Shares that would be sold, and the Designated Agent shall not be obligated to sell, during: the period that commences on the fifth (5th) business day prior to the Company’s filing of its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, and ending on the date on which the Company files with the Commission its Quarterly Report on Form 10-Q (the “10-Q Filing”) or its Annual Report on Form 10-K (the “10-K Filing”), as applicable (each such filing referred to in clause (1) or (2) shall also be referred to herein as a “Quarterly Filing”). To the extent the Company releases its earnings for its most recent quarterly period or fiscal year, as applicable (an “Earnings Release”) before it files with the Commission its quarterly report on Form 10-Q for such quarterly period or annual report on Form 10-K for such fiscal year, as applicable, then the Designated Agent and the Company agree that no sales of Shares shall take place for the period beginning on the date of the Earnings Release and ending on the date of the applicable Quarterly Filing. Notwithstanding the foregoing, without the prior written consent of each of the Company and the Designated Agent, no sales of Shares shall take place, and the Company shall not request the sale of any Shares that would be sold, and the Designated Agent shall not be obligated to sell, during any period in which the Company is in possession of material non-public information.

(i) With respect to the offering and sale of Shares pursuant to this Agreement, the Company agrees that any offer to sell Shares, any solicitation of an offer to buy Shares, and any sales of Shares shall only be effected by or through a single Agent on any single given day, and the Company shall in no event request that more than one Agent offer or sell Shares pursuant to this Agreement on the same day.

5. Expenses. The Company agrees to pay the reasonable costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), and the Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement and the Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all closing documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the listing of the Shares on the Nasdaq; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Agents relating to such registration and qualification); (vii) any filings required to be made with FINRA (including filing fees and the reasonable fees and expenses of counsel for the Agent, in an amount not to exceed $7,500, relating to such filings); (viii) the fees and expenses of the Company’s accountants and the fees and expenses of counsel for the Company; and (ix) all other costs and expenses incident to the performance by the Company of its obligations hereunder. It is understood that, except as provided in this Section and Section 8 herein, the Agents will pay all of their own costs and expenses, including the fees of its counsel, stock transfer taxes on resale of any of the Shares by them, and any advertising expenses connected with any offers they may make.

6. Agreements of the Company. The Company agrees with the Agents that:

(a) The Company, subject to Section 6(a)(ii), will notify the Agents as soon as practicable, and, in the cases of Sections 6(a)(ii)-(iv), confirm the notice in writing, (i) when, at any time when a prospectus relating to the Shares is required to be delivered under the 1933 Act, any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed in relation to the Shares, (ii) of the receipt of any comments from the Commission relating to the Registration Statement, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information in each case in relation to the Shares, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Prospectus, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement pursuant to Section 8(d) of the 1933 Act, and, if any such stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) The Company will give the Agents notice of its intention to file or prepare any amendment to the Registration Statement, or any supplement or revision to either the Base Prospectus included in the Registration Statement or to the Prospectus Supplement, and will furnish the Agents with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will, in good faith, consider any reasonable comments of the Agents or Agents Counsel.

(c) If, at any time when a prospectus relating to the Shares is required to be delivered under the 1933 Act, any event occurs as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend or supplement the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the 1933 Act or the Exchange Act, in each case, in relation to the Shares including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Agents of any such event so that any use of the Prospectus may cease or be suspended until it is amended or supplemented or it otherwise complies with the 1933 Act or the Exchange Act, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 6, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its commercially reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and sale of Shares and (iv) supply any supplemented Prospectus to Agents in such quantities as Agents may reasonably request.

(d) As soon as practicable after furnishing with the Commission, the Company will make generally available to its security holders and to the Agents an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158.

(e) The Company will furnish to the Agents, without charge, so long as delivery of a prospectus by the Agents or dealer may be required by the 1933 Act, as many copies of the Prospectus and any supplement thereto as the Agents may reasonably request. Except as otherwise described herein, the Company will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such states and jurisdictions as the Agents may designate and the Company agrees to and will maintain such qualifications in effect so long as required to complete the distribution and sale of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

(g) The Company will use the Net Proceeds in the manner specified in the Prospectus under “Use of Proceeds.”

(h) The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the Exchange Act, will file all documents required to be filed with the Commission pursuant to the 1940 Act and the Exchange Act within the time periods required by the 1940 Act and the Exchange Act, respectively.

(i) The Company will use its best efforts to maintain its qualification as a regulated investment company under Subchapter M of the Code provided, however, the Company may change the nature of its business so as to cease to be, or to withdraw its election as, a business development company, with the approval of the board of directors and a vote of stockholders as required by Section 58 of the 1940 Act or any successor provision.

(j) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares, except as may be allowed by law.

(k) In connection with the offering and sale of the Shares, the Company will file with Nasdaq all documents and notices, and make all certifications, required of companies that have securities that are listed on Nasdaq and will maintain such listing.

(l) The Company will cooperate with any reasonable due diligence review conducted by the Agents (or their counsel or other representatives), including, without limitation, providing information and making available documents and senior corporate officers, as the Agents may reasonably request; provided, however, that the Company shall be required to make available documents and senior corporate officers only (i) at the Company’s principal offices and (ii) during the Company’s ordinary business hours. The parties acknowledge that the due diligence review contemplated by this Section 6(l) will include, without limitation, during the term of this Agreement a quarterly diligence conference to occur within five Business Days after each Quarterly Filing (unless otherwise determined by the Company and the Agents) whereby the Company will make its senior corporate officers available to address certain diligence inquiries of the Agents and will provide such additional information and documents as the Agents may reasonably request.

(m) The Company agrees that on such dates as the 1933 Act shall require, the Company will file a Prospectus Supplement with the Commission pursuant to Rule 424, or otherwise include in a filed annual report on Form 10-K or quarterly report on Form 10-Q, which Prospectus Supplement, Form 10-K or Form 10-Q, as applicable, will set forth, within the relevant quarterly or other period, the amount of Shares sold through the Agents, the Net Proceeds to the Company and the compensation payable by the Company to the Agents with respect to such Shares.

(n) Upon the commencement of the offering of Shares under this Agreement and each time the Company files a Prospectus relating to the Shares or amends or supplements the Registration Statement or the Prospectus relating to the Shares, (other than a prospectus supplement filed in accordance with Section 6(m) of this Agreement) by means of a post-effective amendment, sticker, or supplement or Quarterly Filing (each such event shall be deemed a “Representation Date”), the Company and the Adviser shall each furnish the Agents with a certificate, in the form attached hereto as Exhibit 6(n). The requirement to provide a certificate under this Section 6(n) shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to sell Shares prior to the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not provide the Agents with a certificate under this Section 6(n), then before the Agents resume sales of any Shares, the Company shall provide the Agents with a certificate, in the form attached hereto as Exhibit 6(n).

(o) Upon the commencement of the offering of Shares under this Agreement and thereafter within five Business Days after each Representation Date, but in any event on or prior to the date of delivery of a Placement Notice, the Company shall cause to be furnished to the Agents (i) a written opinion of Kirkland & Ellis LLP, counsel for the Company, the Adviser and the Administrator (the “Company Counsel”) and (ii) a written opinion of Venable LLP, special Maryland counsel for the Company (“Maryland Counsel”), each dated the commencement of the offering of Shares hereunder or the Representation Date, as applicable, in form and substance reasonably satisfactory to the Agents; provided, however, that in lieu of such opinions, Company Counsel and Maryland Counsel may furnish the Agents with a letter to the effect that the Agents may rely on prior opinions delivered under this Section 6(o) to the same extent as if they were dated the date of such letter. Notwithstanding the foregoing, the requirement to provide such opinions shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to sell Shares prior to the next occurring Representation Date. In the event the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not provide the Agents with opinions from Company Counsel and Maryland Counsel under this Section 6(o), then before the Agents resume sales of any Shares, the Company shall cause to be furnished to the Agents the opinions of Company Counsel and Maryland Counsel contemplated in this Section 6(o).

(p) Upon the commencement of the offering of Shares under this Agreement and thereafter within five Business Days after each Representation Date, but in any event on or prior to the date of the delivery of a Placement Notice, the Company shall cause its independent accountants to furnish the Agents letters, in form and substance reasonably satisfactory to the Agents, (i) confirming that they are independent public accountants within the meaning of the 1933 Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the “Comfort Letter”). The requirement to provide a Comfort Letter under this Section 6(p) shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to sell Shares prior to the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not provide the Agents with a Comfort Letter under this Section 6(p), then before the Agents resume sales of any Shares, the Company shall provide the Agents with a Comfort Letter.

(q) Upon the commencement of the offering of Shares under this Agreement and thereafter within five Business Days after each Representation Date, but in any event on or prior to the date of the delivery of a Placement Notice, the Company, the Adviser and the Administrator shall each furnish the Agents with a certificate of its Secretary, in form and substance reasonably satisfactory to the Agents. The requirement to provide certificates under this Section 6(q) shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to sell Shares prior to the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not provide the Agents with the certificates under this Section 6(q), then before the Agents resume sales of any Shares, the Company shall provide the Agents with such certificates.

(r) Upon the commencement of the offering of Shares under this Agreement and thereafter within five Business Days after each Representation Date, but in any event on or prior to the date of the delivery of a Placement Notice, Cooley LLP, counsel for the Agents shall furnish to the Agents a written opinion (“Agents Counsel”), dated the commencement of the offering of Shares hereunder, or the Representation Date, as applicable, in form and substance reasonably satisfactory to the Agent; provided, however, that in lieu of such opinion, counsel may furnish the Agents with a letter to the effect that the Agents may rely on a prior opinion delivered under this Section 6(r) to the same extent as if it were dated the date of such letter. The Company agrees to furnish to Agents Counsel such documents as they may reasonably request for the purpose of enabling them to deliver their opinion under this Section 6(r). Notwithstanding the foregoing, the requirement to provide such opinion shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to sell Shares prior to the next occurring Representation Date. In the event the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and Agents Counsel did not provide the Agents with its opinion under this Section 6(r), then before the Agents resume sales of any Shares, Agents Counsel shall furnish to the Agents its opinion contemplated in this Section 6(r).

(s) At each Representation Date, the Company will conduct a due diligence session, in form and substance reasonably satisfactory to the Agents, which shall include representatives of the management and the accountants of the Company. The requirement to conduct due diligence sessions under this Section 6(s) shall be waived for any Representation Date occurring during a fiscal quarter during which the Company does not intend to sell Shares prior to the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not conduct a due diligence session under this Section 6(s), then before the Agents resume sales of any Shares, the Company shall conduct a due diligence session as contemplated in this Section 6(s).

(t) The Company (including its agents and representatives, other than the Agents in their capacity as such) will not make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405 under the 1933 Act) required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Shares hereunder, except by means of the Prospectus.

(u) The Company will comply with all requirements imposed upon it by the 1933 Act, the 1940 Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Shares as contemplated by the provisions hereof and the Prospectus.

(v) The Company will not, without (i) giving the Agents at least two business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale and (ii) the Agents suspending activity under this program for such period of time as requested by the Company as part of such prior written notice or as deemed appropriate by the Agents in light of the proposed sale, (A) pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock and involving a number of shares of Common Stock in excess of 5% of the then outstanding shares, or effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting the outstanding Common Stock, or file any registration statement under the 1933 Act with respect to any of the foregoing (other than a shelf registration statement under Rule 415 under the 1933 Act, a registration statement on Form S-8 or Form N-14 or a post-effective amendment to the Registration Statement) or (B) enter into any swap or other agreement or any transaction that transfers in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Stock, or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock and involving a number of shares of Common Stock in excess of 5% of the then outstanding shares, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (w) the Shares to be offered and sold through the Agents pursuant to this Agreement, (x) securities issued under Form N-14, (y) Common Stock issuable pursuant to the Company’s dividend reinvestment plan as it may be amended or replaced from time to time and (z) equity incentive awards approved by the Board or the compensation committee thereof or the issuance of Common Stock upon exercise thereof.

(w) During the term of this Agreement, the Company will not enter into another agreement for an At the Market Offering program with any other party, other than the Agents.

(x) The Company acknowledges and agrees that the Agents have informed the Company that the Agents may, to the extent permitted under the 1933 Act and the Exchange Act, purchase and sell Shares for their own accounts at the same time as Shares are being sold by the Company pursuant to this Agreement.

7. Conditions to the Agent’s Obligations. The obligations of the Agents hereunder shall be subject to the continuing accuracy and completeness of the representations and warranties made by the Company, the Adviser and the Administrator herein, to the due performance by the Company of its obligations hereunder, and to the continuing satisfaction (or waiver by the Agents in their sole discretion) of the following additional conditions:

(a) The Registration Statement shall have become effective and shall be available for the sale of all Shares to be issued and sold hereunder.

(b) None of the following events shall have occurred and be continuing: (i) receipt by the Company of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any amendments or supplements to the Registration Statement or the Prospectus relating to or affecting the Shares; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, including any notice objecting to the use of the Registration Statement or order pursuant to Section 8(e) of the 1940 Act having been issued and proceedings therefor initiated, or to the knowledge of the Company, threatened by the Commission; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any statement made in the Registration Statement or the Prospectus untrue in any material respect or that requires the making of any changes in the Registration Statement or Prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate.

(c) There shall not have been any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectus (after giving effect to any amendment or supplement thereto) the effect of which, is, in the reasonable judgment of the Agent, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement (after giving effect to any amendment thereof) and the Prospectus Supplement (after giving effect to any amendment or supplement thereto).

(d) The Agents shall have received the opinions of Company Counsel and Maryland Counsel required to be delivered pursuant Section 6(o) on or before the date on which such deliveries of such opinions are required pursuant to Section 6(o).

(e) The Agents shall have received the Comfort Letter required to be delivered pursuant Section 6(p) on or before the date on which such delivery of such letter is required pursuant to Section 6(p).

(f) The Agents shall have received the certificates required to be delivered pursuant to Section 6(n) and Section 6(q) on or before the date on which delivery of such certificate is required pursuant to Section 6(n) and Section 6(q), respectively.

(g) The Agents shall have received the opinion of Agents Counsel required to be delivered pursuant Section 6(r) on or before the date on which such delivery of such opinion is required pursuant to Section 6(r).

(h) Trading in the Common Stock shall not have been suspended on Nasdaq.

(i) [Reserved.]

(j) If applicable, FINRA shall have confirmed that it has no objection with respect to the fairness and reasonableness of the placement terms and arrangements set forth herein.

(k) If any condition specified in this Section 7 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Agents by notice to the Company (which termination shall be effective as of the time of the receipt by the Company of such notice), and such termination shall be without liability of any party to any other party except as provided in Section 5 hereof and except that, in the case of any termination of this Agreement, Sections 8, 10, 13, 15 and 16 hereof shall survive such termination and remain in full force and effect.

8. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Agents, the directors, officers, employees and agents of the Agents and each person who controls the Agents within the meaning of either the 1933 Act, the Exchange Act or the 1940 Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the Exchange Act, the 1940 Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Sales Material or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Agents specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Agent, severally but not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of is officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the 1933 Act, the Exchange Act or the 1940 Act, to the same extent as the foregoing indemnity from the Company to the Agents, but only with reference to written information relating to the Agents furnished to the Company by or on behalf of the Agents specifically for inclusion in the documents referred to in the foregoing indemnity. Each Agent, severally but not jointly, agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any loss, claim, damage, liability or action to which they are entitled to indemnification pursuant to this Section 8(b). This indemnity agreement will be in addition to any liability which the Agents may otherwise have. The Company and Adviser acknowledge that the Agents have not furnished any information to the Company for inclusion in the Prospectus.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Agents severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Agents may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Agents on the other from the offering of the Shares; provided, however, that in no case shall the Agents be responsible for any amount in excess of the total commissions received by the Agents pursuant to Section 4(c) hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Agents shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Agents on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Agents shall be deemed to be equal to the total commissions received by the Agents pursuant to Section 4(c). Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Agents on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Agents agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls the Agents within the meaning of either the 1933 Act or the Exchange Act and each director, officer, employee and agent of the Agents shall have the same rights to contribution as the Agents, and each person who controls the Company within the meaning of either the 1933 Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d). The Agents’ respective obligations to contribute pursuant to this Section 8(d) are several in proportion to the respective number of Shares they have sold hereunder, and not joint.

9. Termination.

(a) The Company shall have the right, by giving notice as hereinafter specified to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Section 5, Section 8, Section 10, Section 13, Section 15 and Section 16 hereof shall remain in full force and effect notwithstanding such termination.

(b) Each Agent shall have the right, by giving notice as hereinafter specified to terminate this Agreement in its sole discretion at any time. The Agents shall have the right, by giving joint written notice as hereinafter specified, to terminate this Agreement in their sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Section 5, Section 8, Section 10, Section 13, Section 15 and Section 16 hereof shall remain in full force and effect notwithstanding such termination.

(c) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 9(a) or (b) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 5, Section 8, Section 10, Section 13, Section 15 and Section 16 shall remain in full force and effect.

(d) Except as otherwise provided in Section 7(k), any termination of this Agreement shall be given at least five (5) calendar days in advance of the effective date specified in such notice of termination; provided, however, that in no event shall such termination be effective earlier than the close of business on the date of receipt of such notice by the Agents or the Company, as the case may be. If such termination shall occur on or after a trade date and prior to the Settlement Date for any sale of Shares, such Shares shall settle in accordance with the provisions of this Agreement.

10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Agents set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Agents or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Shares. The provisions of Section 5, Section 8, Section 10, Section 13, Section 15 and Section 16 shall survive the termination or cancellation of this Agreement.

11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Agent, will be mailed, delivered or telefaxed to (i) Jefferies LLC, at 520 Madison Avenue, New York, NY 10022, fax no. (646) 786-5719, Attention: General Counsel, respectively; Huntington Securities, Inc., at 41 South High Street, Columbus, OH 43287, fax no. (877) 807-4721, Attention: Peter Dippolito and Cooley LLP, 55 Hudson Yards, New York, NY 10001, fax. no (212) 479-6275, Attention: Daniel I. Goldberg; or (ii) if sent to the Company, the Adviser or the Administrator, will be mailed, delivered or telefaxed to it at (703) 287-5801 and confirmed to it at Gladstone Capital Corporation, 1521 Westbranch Drive, Suite 100, McLean, VA 22102, Attention: David Gladstone, with a copy to William J. Tuttle, P.C., Kirkland & Ellis LLP, 1301 Pennsylvania Ave, N.W., Washington, D.C. 20004, fax. No. (202) 389 5200 (which copy shall not constitute notice).

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

13. No Fiduciary Duty. The Company hereby acknowledges that (a) the offering and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Agents and any affiliate through which it may be acting, on the other, (b) the Agents have not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Agents have advised or are currently advising the Company on related or other matters), and (c) the Company’s engagement of the Agents in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Agents have advised or are currently advising the Company on related or other matters). The Company agrees that it will not claim that the Agents have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company and the Agents with respect to the subject matter hereof including but not limited to the Original Agreement.

15. Applicable Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

16. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Delivery of an executed Agreement by one party to the other may be made by facsimile or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

18. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof

19. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

20. Adjustments for Stock Splits. The parties acknowledge and agree that all share related numbers contained in this Agreement shall be adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Shares.

21. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“1940 Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Applicable Time” shall mean the time of each sale of the applicable Shares pursuant to this Agreement.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Rule 158”, “Rule 424” and “Rule 430B” refer to such rules under the 1933 Act.

[Remainder of Page Intentionally Blank]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, the Adviser, the Administrator and the Agents.

Very truly yours,

Gladstone Capital Corporation

By:	/s/ David Gladstone
Name: David Gladstone
Title: Chairman and Chief Executive Officer

Gladstone Management Corporation

By:	/s/ David Gladstone
Name: David Gladstone
Title: Chief Executive Officer

Gladstone Administration, LLC

By:	/s/ Michael B. LiCalsi
Name: Michael B. LiCalsi
Title: President

The foregoing Agreement is

hereby confirmed and accepted

as of the date first-written above.

Jefferies LLC

By:	/s/ Michael A. Bauer
Name: Michael A. Bauer
Title: Managing Director

Huntington Securities, Inc.

By:	/s/ Peter Dippolito
Name: Peter Dippolito
Title: Senior Vice President

[Signature Page to Sales Agreement]

SCHEDULE I

FORM OF PLACEMENT NOTICE

From:	[ ]
Cc:	[ ]
To:	[Name of Designated Agent] (the “Designated Agent”)
Subject:	Amended and Restated Equity Distribution Agreement—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Amended and Restated Equity Distribution Agreement among Gladstone Capital Corporation (the “Company”), Gladstone Management Corporation, Gladstone Administration, LLC and Jefferies LLC and Huntington Securities, Inc. (the “Agents”) dated July 28, 2023 (the “Agreement”), I hereby request on behalf of the Company that the Designated Agent sell up to ______ shares of the Company’s common stock, par value $0.001 per share, at a minimum market price of $ ______ per share.

The time period during which sales are requested to be made shall be ______.

[No more than ______ shares may be sold in any one trading day.]

ADDITIONAL SALES PARAMETERS MAY BE ADDED, SUCH AS SPECIFIC DATES THE SHARES MAY NOT BE SOLD ON, AND/OR THE MANNER IN WHICH SALES ARE TO BE MADE BY THE DESIGNATED AGENT.

THE COMPANY MAY CANCEL THIS PLACEMENT NOTICE AT ANY TIME IN ITS SOLE DISCRETION SUBJECT TO THE PROVISIONS OF SECTION 4(b) OF THE AGREEMENT.

SCHEDULE II

JEFFERIES LLC

Andrea Lee

alee@jefferies.com

212-284-2062

Michael Magarro

mmagarro@jefferies.com

917-421-1963

Donald Lynaugh

dlynaugh@jefferies.com

917-421-1964

HUNTINGTON SECURITIES, INC.

Peter Dippolito

Peter.Dippolito@Huntington.com

(614) 480-1377

Jon Novak

Jon.Novak1@Huntington.com

(216) 515-6328

With Copy To: equitycapitalmarkets@huntington.com

GLADSTONE CAPITAL CORPORATION

David Gladstone

david.gladstone@Gladstonecompanies.com

703-287-5858

Bob Marcotte

bob.marcotte@Gladstonecompanies.com

703-287-5857

Nicole Schaltenbrand

Nicole.Schaltenbrand@gladstonecompanies.com

703-287-5918

Michael LiCalsi

michael.licalsi@gladstonecompanies.com

703-287-5898